EXHIBIT 10.40
DEFERRED COMPENSATION PLAN FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES ADOPTED SEPTEMBER 23, 1986

Each Officer of Northeast Utilities and/or its subsidiary companies (hereinafter "the Company") may elect to defer payment to him or her of up to 75 percent of compensation for his or her services as an employee of a Northeast Utilities system company on the following basis:

1. "Compensation" shall mean an officer's base salary, less any pre-tax deductions (e.g., pre-tax deductions under the 401(k) Plan or the Flexible Benefits Program). An election by an Officer to defer payment of compensation shall apply to a selected percentage, but not more than 75 percent, of compensation earned during a calendar year. An election to defer compensation shall be made in writing to the Vice President and Controller of Northeast Utilities Service Company (NUSCO) prior to the beginning of each calendar year, provided, an election to defer payment of compensation for services to be rendered during the calendar year 1986 shall be made no later than September 30, 1986 and shall be applicable only to compensation earned after that date. In addition, each newly elected Officer may make an election to defer payment of compensation for services to be rendered during the year of his or her election as an Officer, provided that such election to defer payment of compensation shall be made within 30 days after his or her election as an Officer and shall be made prior to the date of the rendering of the first services for which compensation is to be deferred. Such election, once made, shall be irrevocable for the period for which it is made.

2. NUSCO shall establish for each Officer who elects to defer compensation a "Deferred Compensation Account" (which shall be solely a book account) to which NUSCO shall credit on the last day of each month (a) an amount equal to the selected percentage of compensation which would otherwise have been paid to such Officer during that calendar month and (b) interest at the rate set forth in Section 37-1 of the Connecticut General Statutes (as amended from time to time) on the amount standing in such Officer's Deferred Compensation Account as of the beginning of such month reduced by the amount of any payments made during the first two weeks of that month under paragraphs 3 and 4 of this Plan. Within sixty days following the end of each calendar year, NUSCO shall provide each Officer for whom a Deferred Compensation Account has been established with a statement of the amount standing to his or her credit as of the end of that year.

3. At the time of each election to defer payment of compensation, an Officer shall also elect when such deferred compensation, together with the interest accrued thereon, shall be distributed to him or her. Such distribution must occur upon or commence with (i) termination of employment with a Northeast Utilities system company for any reason or (ii) a specified date which is after the period for which the election is made. Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

4. At the time of each election to defer payment of compensation, an Officer shall designate whether, upon or commencing with the occurrence of one of the events set forth in paragraph 3, the amounts credited to his or her Deferred Compensation Account during the period for which such election is made, together with the interest thereon, shall be paid to him or her in a lump sum or in not more than five approximately equal annual installments which shall be paid during the first thirty days of each year. Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

5. In the event that an Officer shall die prior to the payment to him or her of all amounts credited to his or her Deferred Compensation Account, the balance credited to such account at the time of his or her death shall be paid to such beneficiaries as he or she shall have designated in writing to the Vice President and Controller of NUSCO; (which designation may be changed from time to time) or, in the absence of such a designation, to the estate of such Officer.

6. The amounts standing in Deferred Compensation Accounts shall be unfunded obligations of the Northeast Utilities system company employing each officer and shall be payable only under the terms stated herein. Officers shall have no right or claim against any specified assets of the Company and shall have only a contractual right against the Northeast Utilities system company employing him or her.

7. No Deferred Compensation Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by an Officer or any person claiming under or through him or her, nor shall it be subject to the debts, contracts, liabilities, engagements or torts of an Officer or any one else prior to actual payment thereof.

8. This Plan may be amended or terminated by the Board of Trustees of Northeast Utilities at any time, provided, no such amendment or termination shall serve to diminish the rights of an Officer with respect to amounts credited to his or her Deferred Compensation Account or accelerate payment of such amounts.

9. Nothing contained in this Plan shall be construed as an assurance by the Company of reelection of any person as an Officer of the Company, as an obligation of any person to stand for reelection as an Officer of the Company, or as a prohibition against the resignation of any person as an Officer of the Company.